================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        CENTURY BUSINESS SERVICES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                        CENTURY BUSINESS SERVICES, INC.
                  6480 ROCKSIDE WOODS BLVD., SOUTH, SUITE 330
                              CLEVELAND, OH 44131

                                 March 26, 1998

Dear Stockholder:

     We cordially invite you to attend the 1998 Annual Meeting of Stockholders of Century Business Services, Inc. to be held on Thursday, April 30, 1998, at 11:30 a.m. EDT, at The Ritz-Carlton Ballroom -- Salon II, 1515 West Third Street, Cleveland, Ohio 44113. The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

     Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please date and sign your proxy card and return it in the enclosed envelope as soon as possible.

                                          Very truly yours,

                                          CENTURY BUSINESS SERVICES, INC.

                                          /s/ Michael G. DeGroote

                                          Michael G. DeGroote, Chairman of the
                                          Board

                        CENTURY BUSINESS SERVICES, INC.
                  6480 ROCKSIDE WOODS BLVD., SOUTH, SUITE 330
                             CLEVELAND, OHIO 44131

               NOTICE OF THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1998

TO THE STOCKHOLDERS OF CENTURY BUSINESS SERVICES, INC.:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Century Business Services, Inc. (the "Company") to be held on Thursday, April 30, 1998, at 11:30 a.m. EDT, at The Ritz-Carlton Hotel Ballroom -- Salon II, 1515 West Third Street, Cleveland, Ohio 44113, for the following purposes:

     1. To elect two directors whose term of office will expire at the 2001 Annual Meeting of Stockholders, or until successors have been duly elected and qualified;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for 1998;

     3. To approve the sale of 500,000 shares of the Common Stock of the Company to Westbury (Bermuda) Ltd., a corporation controlled by Mr. Michael G. DeGroote; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Common Stock at the close of business on March 10, 1998 are entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

     We encourage you to attend the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A self-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Barbara A. Rutigliano

                                          Barbara A. Rutigliano, Corporate
                                          Secretary

Cleveland, Ohio
March 26, 1998

             PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT
                IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE

                        CENTURY BUSINESS SERVICES, INC.
                  6480 ROCKSIDE WOODS BLVD., SOUTH, SUITE 330
                             CLEVELAND, OHIO 44131

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Century Business Services, Inc., a Delaware corporation (the "Company" or "CBIZ"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Thursday, April 30, 1998, at 11:30 a.m. EDT, at The Ritz-Carlton Hotel Ballroom -- Salon II, 1515 West Third Street, Cleveland, Ohio 44113, and any adjournment or adjournments thereof, for the purposes set forth in the foregoing Notice of the 1998 Annual Meeting of Stockholders.

     If the accompanying proxy card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the nominees for election as directors proposed by the Board of Directors, for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for 1998, and for approval of the sale of 500,000 shares of common stock, $.01 par value per share ("Common Stock"), of the Company to Westbury (Bermuda) Ltd. If any other matters are properly presented at the Annual Meeting for consideration, the person named in the proxy and acting thereunder, will have discretion to vote on such matters in accordance with his best judgment. As of the date hereof, the Board of Directors of the Company knows of no such other matters.

     This Proxy Statement and the related proxy are to be sent on or about March 26, 1998 to the Company's stockholders entitled to vote at the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The Company's Annual Report for the year ended December 31, 1997 (the "Annual Report"), including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

     The Board of Directors has established March 10, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, 47,624,090 shares of voting Common Stock of the Company were issued and outstanding. The Common Stock is the only class of capital stock of the Company that is outstanding. The holders of Common Stock do not have preemptive rights. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations, but not as an affirmative vote, of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. A plurality of the votes cast at the meeting is necessary for the election of directors. The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary for approval of the other two matters scheduled for vote at the meeting.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Company's Certificate of Incorporation divides the Board of Directors into three classes, with one class to be elected for a three-year term at each annual meeting of stockholders of the Company. The Board of Directors currently consists of seven members. If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2001 or until their respective successors are duly elected and qualified. All other directors will continue in such capacity for the term to which they were elected. The Board of Directors recommends a vote FOR the election of the nominees for election as directors listed below and proxies executed and returned will be so voted unless contrary instructions are indicated thereon. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

                        DIRECTORS STANDING FOR ELECTION

                                                                          EXPIRATION OF
                          NAME                            AGE    SINCE    PROPOSED TERM
                          ----                            ---    -----    -------------
Rick L. Burdick.........................................  46     1997         2001
Hugh P. Lowenstein......................................  67     1997         2001

                         DIRECTORS WHOSE TERMS CONTINUE

                                                                          EXPIRATION OF
                          NAME                            AGE    SINCE    CURRENT TERM
                          ----                            ---    -----    -------------
Michael G. DeGroote.....................................  64     1995         2000
Harve A. Ferrill........................................  65     1996         2000
Richard C. Rochon.......................................  40     1996         1999
Joseph S. DiMartino.....................................  54     1997         1999
Gregory J. Skoda........................................  41     1997         1999

     Set forth below is biographical information for the individuals nominated and each person whose term of office as a director will continue after the Annual Meeting.

     Rick L. Burdick has served as a Director of the Company since October 1997, when he was appointed as an outside director. Mr. Burdick has been a partner at the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. since April 1988. Mr. Burdick also serves on the Boards of Directors of Republic Industries, Inc. ("RII"), and J. Ray McDermott, S.A.

     Hugh P. Lowenstein has served as a Director of the Company since March 1997 when he was appointed as an outside director. Mr. Lowenstein has served as the Founder and Chief Executive Officer of Shore Capital Ltd. (Bermuda), a consulting and investment advisory firm, since 1994. Mr. Lowenstein served as a Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation from 1987 to 1994. Mr. Lowenstein also serves on the Board of Directors of Terra Nova (Bermuda) Holdings Ltd.

     Michael G. DeGroote has served as the Chairman of the Board of the Company since April 1995 and as Chief Executive Officer and President since November 1997. Mr. DeGroote also served as President and Chief Executive Officer of the Company from April 1995 until October 1996. Mr. DeGroote served as Chairman of the Board, President and Chief Executive Officer of RII from May 1991 to August 1995. Mr. DeGroote founded Laidlaw Inc., a Canadian waste services and transportation company in 1959. In 1988, Mr. DeGroote sold his controlling interest in Laidlaw to Canadian Pacific Limited. Mr. DeGroote served as President and Chief Executive Officer of Laidlaw from 1959 until 1990. Mr. DeGroote also serves as a director of RII.

     Harve A. Ferrill has served as a Director of the Company since October 1996. Mr. Ferrill has served as Chief Executive Officer of Advance Ross Corporation, a company that provides tax refunding services ("ARC"), since 1991 and as President of Ferrill-Plauche Co., Inc., a private investment company, since 1982. Mr. Ferrill served as President of ARC from 1990 to 1993 and as Chairman of the Board from 1992 to 1996. Mr. Ferrill has served as Chairman of the Board of GeoWaste Incorporated since 1991 and also serves on the Boards of Directors of Gaylord Container Corporation and Quill Corporation.

     Richard C. Rochon has served as a Director of the Company since October 1996. Mr. Rochon has served since 1988 as President of Huizenga Holdings, Inc., a management and holding company for diversified investments in operating companies, joint ventures, and real estate, on behalf of its owner, Mr. H. Wayne Huizenga. Mr. Rochon also has served as a director since September 1996 and as Vice Chairman of Florida Panthers Holdings, Inc., a leisure and recreation and sports and entertainment company, since April 1997. From 1985 until 1988, Mr. Rochon served as Treasurer of Huizenga Holdings, Inc. and from 1979 until 1985, he was employed as a certified public accountant by the international public accounting firm of Coopers & Lybrand, L.L.P.

     Joseph S. DiMartino has served as a Director of the Company since November 1997, when he was appointed as an outside director. Mr. DiMartino has been Chairman of the Board of Dreyfus Group of Mutual Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994. Mr. DiMartino also serves on the Boards of Directors of Noel Group, Inc., Staffing Resources, Inc., Health Plan Services Corporation, Carlyle Industries, Inc., and the Muscular Dystrophy Association.

     Gregory J. Skoda served as the Executive Vice President and the Chief Financial Officer of the Company from November 1996 until November 1997, as a Director and as Executive Vice President of the Company since November 1997 and as a director and an officer of a number of the Company's subsidiaries. Prior to the Company's acquisition of SMR & Co. Business Services ("SMR") in December 1996, Mr. Skoda served as President and Chairman of SMR, which he founded in 1980. Mr. Skoda is a CPA and an active member of the American Institute of Certified Public Accountants.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 10, 1998 (the "Record Date") by (1) each person who is known by the Company to own beneficially 5% or more of the Common Stock of the Company, (2) each director of the Company, (3) each executive officer of the Company named in the Summary Compensation Table (see "Executive Compensation") and (4) all directors and executive officers of the Company as a group.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

                                                               AMOUNT AND
                                                               NATURE OF
                      NAME AND ADDRESS                         BENEFICIAL       PERCENT
                    OF BENEFICIAL OWNER                       OWNERSHIP(1)      OF CLASS
                    -------------------                       ------------      --------
Michael G. DeGroote(2)......................................   14,247,112(3)     26.44%
Huizenga Investments L.P.(4)................................    8,384,444(5)     15.57%
Joseph E. LoConti(6)........................................    5,281,950        10.98%
Sophia Management Ltd.(7)...................................    4,770,650(8)      9.72%
The Equitable Companies Inc.(9).............................    2,451,793(10)     5.03%
Gregory J. Skoda............................................    1,613,750(11)     3.33%
Edward F. Feighan...........................................    1,608,800(12)     3.33%
Douglas R. Gowland..........................................      260,100(13)        *
Keith W. Reeves.............................................      445,900(14)        *
Craig L. Stout..............................................    1,201,200(15)     2.50%
Rick L. Burdick.............................................       62,500(16)        *
Harve A. Ferrill............................................       63,000(17)        *
Hugh P. Lowenstein..........................................       89,000(18)        *
Richard C. Rochon...........................................      161,110(19)        *
Joseph S. DiMartino.........................................       50,000(20)        *
Charles D. Hamm, Jr.........................................            0            *
All directors and executive officers as a group (12
  persons)..................................................   19,802,472        35.03%
Total Shares Outstanding 47,624,090(21)

---------------

 * Less than 1%

 (1 )Share amounts and percentages shown for each entity, individual or group in the table are adjusted to give effect to shares of Common Stock that are not outstanding but may be acquired by a person upon exercise of all options and warrants exercisable by such entity, individual or group within 60 days of the Record Date. Such shares of Common Stock are not deemed to be outstanding, however, for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6480 Rockside Woods Blvd., South, Suite 330, Cleveland, OH 44131, and each person named has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such entity, individual or group.

 (2 )Mr. Michael G. DeGroote beneficially owns his shares of common stock through Westbury (Bermuda) Ltd., a Bermuda corporation controlled by him. Westbury (Bermuda) Ltd. is located at Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, HMEX Bermuda.

 (3 )Consists of 7,991,556 shares of Common Stock owned of record by Westbury
     (Bermuda) Ltd., and 6,255,556 shares of Common Stock that Westbury (Bermuda) Ltd. has the right to acquire upon exercise of outstanding warrants, but excludes the 500,000 shares of Common Stock that Westbury (Bermuda) Ltd. subscribed for subject to, among other things, shareholder approval pursuant to the Proxy Statement.

 (4 )The address of Mr. Huizenga is Republic Tower, 110 South East 6th Street,
     Fort Lauderdale, Florida 33301.

 (5 )Consists of 2,162,222 shares of Common Stock owned of record by Huizenga
     Investments Limited Partnership, a limited partnership controlled by Mr. Huizenga, and 6,222,222 shares of Common Stock that Huizenga Investments Limited Partnership has the right to acquire upon exercise of outstanding warrants.

 (6 )Consists of 1,434,000 shares of Common Stock and 168,000 shares of Common
     Stock issuable upon the exercise of outstanding warrants owned of record by Mr. LoConti; 1,045,600 shares of Common Stock and

     291,200 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by the LoConti Family Trust; 1,000 shares of Common Stock owned of record by Mr. LoConti's spouse; 4,500 shares of Common Stock owned of record by a company of which Mr. LoConti is a director and sole shareholder; 2,335,650 shares of Common Stock owned of record by Sophia Management Ltd. ("Sophia Management"); and 2,000 options to purchase Common Stock granted under the 1996 Employee Stock Option Plan ("ESOP").

 (7 )Sophia Management is an Ohio limited liability company. The address of Sophia Management is 28601 Chagrin Blvd., Cleveland, Ohio 44122. Edward F. Feighan, Joseph E. LoConti, Gregory J. Skoda and Craig L. Stout and his spouse are members.

 (8 )Consists of 3,291,153 shares of Common Stock and 1,479,497 shares of Common
     Stock issuable upon the exercise of outstanding warrants.

 (9 )The address of the Equitable Companies, Inc., as reported in the Form 13G filed on February 17, 1998, is 1290 Avenue of the Americas, New York, NY 10104.

(10 )Consists of 1,340,682 shares of Common Stock and 1,111,111 shares of Common
     Stock issuable upon the exercise of outstanding warrants.

(11 )Consists of 430,350 shares of Common Stock and 321,400 shares of Common
     Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Skoda's spouse; 315,000 shares of Common Stock and 545,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Sophia Management and 2,000 options to purchase Common Stock granted under the ESOP.

(12 )Consists of 475,800 shares of Common Stock owned and 56,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Feighan; 473,837 shares of Common Stock and 601,163 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Sophia Management and 2,000 options to purchase Common Stock granted under the ESOP.

(13 )Consists of 150,100 shares of Common Stock and 70,000 shares of Common
     Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Gowland and 40,000 options to purchase Common Stock granted under the 1995 ESOP.

(14 )Consists of 166,400 shares of Common Stock and 278,100 shares of Common
     Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Reeves' spouse and 1,400 options to purchase Common Stock granted under the ESOP.

(15 )Consists of 494,200 shares of Common Stock and 78,400 shares of Common
     Stock issuable upon exercise of the outstanding warrants owned of record by Mr. Stout; 400 shares held jointly with his spouse; 1,200 shares held in a trust for the benefit of Mr. Stout's children of which his wife is the trustee; 125,000 shares held in the Meyers-Stout Family L.L.C.; 166,666 shares of Common Stock and 333,334 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Sophia Management and 2,000 options to purchase Common Stock granted under the ESOP.

(16 )Consists of 500 shares of Common Stock, 12,000 shares of Common Stock issuable upon the exercise of outstanding warrants and 50,000 options to purchase Common Stock granted under the ESOP.

(17 )Consists of 7,500 shares of Common Stock owned of record by The Harve A.
     Ferrill Trust U/A 12/31/69; 5,500 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Ferrill's Trust and 50,000 options to purchase Common Stock granted under the ESOP.

(18 )Consists of 39,000 shares of Common Stock owned of record by Mr. Lowenstein and 50,000 options to purchase Common Stock granted under the ESOP.

(19 )Consists of 55,555 shares of Common Stock; 55,555 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by WeeZor I Limited Partnership, a limited partnership controlled by Mr. Rochon and 50,000 options to purchase Common Stock granted under the ESOP.

(20 )Consists of 50,000 options to purchase Common Stock granted under the ESOP.

(21 )Does not include 1,771,436 shares of Common Stock issued and held in Escrow pending satisfaction of certain performance targets.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eight meetings and took seventeen actions by unanimous written consent in lieu of meeting during 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which such director.

     Committees of the Board of Directors. The Board of Directors of Company had an Audit Committee and a Compensation Committee active during 1997. The Board of Directors eliminated the Executive Committee, which took no actions during 1997, at its March 25, 1997 meeting. The following is a description of the Board's committees:

     The Audit Committee, which held one meeting and took one action by unanimous written consent in lieu of meeting during 1997, presently consists of Messrs. Burdick, Ferrill and Rochon. The Audit Committee recommends the independent accountants appointed by the Board of Directors of the Company and reviews issues raised by such accountants as to the scope of their audit and their report thereon including questions and recommendations that arise relating to the Company's internal accounting and auditing control procedures.

     The Compensation Committee, which took four actions by unanimous written consent in lieu of meeting during 1997, presently consists of Messrs. Ferrill, Lowenstein and Rochon. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the Company's compensation of the officers of the Company, including salary, bonus and benefits. The Compensation Committee also administers the Company's stock option plans.

DIRECTOR COMPENSATION

     Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board or any committee thereof. Directors who are not employees of the Company receive a $15,000 annual retainer fee, as well as a fee of $1,000 for each meeting of the Board of Directors attended. In addition, directors who are committee members receive a fee of $500 for each committee meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From October 1996 until March 1997, the Compensation Committee was comprised of Messrs. LoConti, Rochon and Ferrill. Mr. LoConti served as Vice Chairman of the Company during that time period. From March 25, 1997 until October 28, 1997, the Compensation Committee consisted of Messrs. DeGroote, Rochon and Ferrill. Upon being elected Chief Executive Officer and President of the Company on October 28, 1997, Mr. DeGroote resigned from the Compensation Committee. Since December 18, 1997, the members of the Compensation Committee are Messrs. Lowenstein, Rochon and Ferrill. There are currently no relationships between any member of the Compensation Committee and any executive officer.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors determines the compensation of the executive officers named in the Summary Compensation Table. The Compensation Committee has furnished the following report on executive compensation in connection with the Annual Meeting.

  Compensation Philosophy

     As members of the Compensation Committee, it is our duty to administer the executive compensation program for the Company. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of the Company, evaluating the performance of such executive officers in meeting such goals and making recommendations to the Board of Directors with regard to executive compensation.

     The Company's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, achievement of specific operational, financial and strategic objectives and increases in stockholder value. The Compensation Committee regularly reviews the compensation packages of the Company's executive officers, taking into account factors which it considers relevant, such as business conditions within and outside the industry, the Company's financial performance, the market compensation for executives of similar background and experience and the performance of the executive officer under consideration. The particular elements of the Company's compensation programs for executive officers are described below.

  Compensation Structure

     The executive base compensation for the executive officers of the Company named in the Summary Compensation Table is intended to be competitive with that paid in comparably situated industries, taking into account the scope of responsibilities and internal relationships. The goals of the Compensation Committee in establishing the Company's executive compensation program are:

          (1) to fairly compensate the executive officers of the Company and its subsidiaries for their contributions to the Company's short-term and long-term performance. The elements of the Company's executive compensation program are (a) annual base salaries, (b) annual bonuses and (c) equity incentives; and

          (2) to allow the Company to attract, motivate and retain the management personnel necessary to the Company's success by providing an executive compensation program comparable to that offered by companies with which the Company competes for such management personnel.

     Individual base salaries are determined by the Compensation Committee based on the scope of the executive's responsibilities, a subjective evaluation of the executive's performance and the length of time the executive has been in the position.

  Executive Compensation Deductibility

     It is the Company's intent that amounts paid pursuant to the Company's compensation plans will generally be deductible compensation expenses. The Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

                      COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                           Hugh P. Lowenstein, Chairman
                                                 Richard C. Rochon
                                                 Harve A. Ferrill

EXECUTIVE COMPENSATION

     The following tables set forth information with respect to the Chief Executive Officer and the five other most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the year ended December 31, 1997, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       ------------
                                                                                        SECURITIES
                                             ANNUAL COMPENSATION                        UNDERLYING
            NAME AND                         --------------------    OTHER ANNUAL       WARRANTS/
       PRINCIPAL POSITION            YEAR     SALARY       BONUS     COMPENSATION        OPTIONS
       ------------------            ----    ---------    -------    ------------      ------------
Michael G. DeGroote                  1997           0          0          0                     0
(Chairman, President and             1996           0          0          0                     0
Chief Executive Officer)             1995           0          0          0                     0
Edward F. Feighan                    1997    $179,650          0          0              $  9,708(1)
(Senior Vice President,              1996    $ 28,805          0          0              $  1,464(1)
Public Affairs)                      1995           0          0          0                     0
Douglas R. Gowland                   1997    $193,446          0          0              $  7,293(2)
(Senior Vice President,              1996    $204,800          0          0               200,000(3)
Business Integration)                1995    $240,430          0          0               120,000(4)
Keith W. Reeves                      1997    $192,540          0          0              $  4,089(2)
(Senior Vice President,              1996    $ 17,258          0          0              $    313(2)
Business Services)                   1995           0          0          0                     0
Gregory J. Skoda                     1997    $187,810          0          0              $ 14,423(1)
(Executive Vice President)           1996    $ 17,142          0          0              $    100(1)
                                     1995           0          0          0                     0
Craig L. Stout                       1997    $177,082          0          0              $ 13,643(1)
(Senior Vice President,              1996    $ 25,481      2,492          0              $  2,058(1)
Insurance Services)                  1995           0          0          0                     0

---------------

(1) Includes employer 401(k) contributions and employer profit sharing contributions.

(2) Includes employer 401(k) contributions.

(3) Consists of options that vest 20% annually beginning May 17, 1997 and remain exercisable for a four-year period from the date of issuance.

(4) See "Certain Relationships and Related Transactions."

                    OPTIONS AND WARRANTS GRANTED DURING 1997

     There were no options or warrants granted during 1997 to the named executive officers.

OPTION/WARRANT EXERCISES AND VALUES FOR 1997

     The table below sets forth the following information with respect to option exercises during 1997 by each of the named executive officers and the status of their options/warrants at December 31, 1997: (i) the number of shares of Common Stock acquired upon exercise of options/warrants during the year, (ii) the aggregate dollar value realized upon the exercise of such options/warrants,
(iii) the total number of exercisable and non-exercisable options/warrants at December 31, 1997, and (iv) the aggregate dollar value of in-the-money exercisable and non-exercisable options/warrants at December 31, 1997.

                    AGGREGATED WARRANT EXERCISES DURING 1997
                 AND OPTION/WARRANT VALUES AT DECEMBER 31, 1997

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                            NO. OF SHARES                      OPTIONS/WARRANTS              OPTIONS/WARRANTS
                            ACQUIRED UPON      VALUE         AT DECEMBER 31, 1997          AT DECEMBER 31, 1997
                             EXERCISE OF     REALIZED     ---------------------------   ---------------------------
           NAME                OPTION       ON EXERCISE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -------------   -----------   -----------   -------------   -----------   -------------
Michael G. DeGroote.......        0              0                0              0               0              0
Edward F. Feighan.........        0              0            2,000          8,000          12,125         48,500
Douglas R. Gowland........        0              0          110,000        160,000       1,672,375      2,360,000
Gregory J. Skoda..........        0              0            2,000          8,000          12,125         48,500
Keith W. Reeves...........        0              0            2,000          8,000          12,125         48,500
Craig L. Stout............        0              0            2,000          8,000          12,125         48,500

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain agreements and transactions between or among the Company and certain related parties. It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on the Company's experience and the terms of its transactions with unaffiliated parties, it is the Company's belief that the transactions described below involving the Company met such standards at the time such transactions were effected.

     Mr. Gowland received warrants to purchase 120,000 shares of Common Stock in April 1995 as part of the Spin-off. The warrants were issued as a result of his then ownership of RII warrants received as compensation for services rendered to RII. Through 1996, Mr. Gowland has exercised the warrants as to 50,000 shares. All remaining unexercised warrants are exercisable with an exercise price of $1.60 per share.

     Westbury (Bermuda) Ltd., WeeZor I Limited Partnership and The Harve A. Ferrill Trust U/A 12/31/69, affiliates of Messrs. DeGroote, Rochon and Ferrill, respectively, purchased from the Company 555,556; 55,555 and 5,500 units, respectively, (each unit (a "Unit"), consisting of one share of Common Stock and one warrant to purchase one additional share of Common Stock at $11.00 per share), for a purchase price of $9.00 per Unit pursuant to purchase agreements, dated December 30, 1996. On April 21, 1997, the Units were issued to the affiliates of Messrs. DeGroote, Rochon and Ferrill. The Company received approximately $5.3 million in proceeds upon the closing of this Private Placement.

     In February of 1998, the Company arranged an additional Private Placement for 5,000,000 shares of its Common Stock. The subscriptions were accepted from institutional and other accredited investors, including Westbury (Bermuda) Ltd. The Private Placement included 3.8 million newly-issued shares and 1.2 million shares sold by certain selling stockholders, including shares held or beneficially owned by Messrs. Skoda, Reeves and Stout. The group of selling stockholders primarily consisted of the Cleveland-based owners of the former Century Surety Group, which was merged with the Company in late 1996. The primary purpose of the sale for these stockholders was to meet a substantial tax liability incurred by that group as a result of the merger and the subsequent dissolution of their holding company.

     The issuance and sale of the 500,000 shares placed with Westbury (Bermuda) Ltd. is subject to shareholder approval. See Item #3 on the Proxy Card.

     The investment portfolios of the Company's insurance subsidiaries include numerous real estate loans, including several loans to businesses that are controlled by certain shareholders, including the father of Mr. LoConti. All of the foregoing were made in the ordinary course of business prior to the Merger Transaction on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. The loans to business organizations associated with Mr. LoConti's father aggregate approximately $1.275 million. These loans provide for interest payments only until maturity, which maturity date is December 31, 1998.

     Mr. Skoda became Chief Financial Officer of the Company on November 6, 1996. On December 3, 1996, the Company acquired SMR & Co. Business Services ("SMR"). Mr. Skoda and Mr. Reeves were each one-third owners of SMR. The office building utilized by SMR is leased under a ten-year lease, expiring February 26, 2006, from a partnership in which the spouses of Messrs. Skoda and Reeves are each one-third owners. The lease provides for rental payments of $557,700 per year. A number of the businesses acquired since October 1996 are located in properties owned indirectly by and leased from persons employed by the Company.

     Mr. Stout's spouse, Anne L. Meyers, served as Corporate Secretary of the Company from October 1996 to March 25, 1997 and as Assistant Secretary of the Company from March 1997 to the present. Her law firm, Anne L. Meyers & Associates Co., L.P.A., performed substantial legal work for the Company and its subsidiaries related to general corporate matters. Such general corporate matters are currently being managed by in-house counsel. In 1997, Anne L. Meyers & Associates Co., L.P.A. received approximately $787,000 in compensation for services rendered to the Company and its subsidiaries, including $260,127 for services related to the Company's insurance subsidiaries and $174,220 for merger and acquisition transactions.

     Rick L. Burdick, a director of the Company, is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin, Gump"). Akin, Gump performed legal work for the Company during 1997.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a performance graph comparing the cumulative total stockholder return on the Company's Common Stock based on its market-price, with the cumulative total return of companies in the S&P 500 Index, the S & P Waste Management Group (formerly referred to as the S & P Pollution Control Group), a Peer Group (comprised of certain publicly traded companies which participate in the outsourced business services industry) and the NASDAQ Insurance Group. The Company included the performance of the NASDAQ Insurance Group for the first time in 1996 due to its combination and merger with Alliance Holding Company in October 1996. In 1997, the Company actively purchased and completed certain acquisitions in the outsourced business services industry and therefore, has included a representative peer group as part of its 1997 Performance Presentation. Company has included the S & P Waste Management Group in the Stockholder Return Performance Presentation for 1997, but intends to delete such Group from its Performance Presentation in the future as it sold its waste management operations during 1997 and exited that business. The graph assumes the reinvestment of dividends for the period beginning April 27, 1995, the date the Company's Common Stock was initially offered, through the year ended December 31, 1997.

                COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN*
                     AMONG CENTURY BUSINESS SERVICES, INC.,
                 THE S&P 500 INDEX THE NASDAQ INSURANCE INDEX,
                THE S&P WASTE MANAGEMENT INDEX AND A PEER GROUP

                           CENTURY
 MEASUREMENT PERIOD        BUSINESS                                               NASDAQ          S&P WASTE
(FISCAL YEAR COVERED)   SERVICES, INC.      PEER GROUP         S&P 500          INSURANCE         MANAGEMENT
4/27/95                      100               100               100               100               100
12/95                        113               135               125               132               104
12/96                        808               176               154               151               111
12/97                       1150               233               206               221               115

* $100 INVESTED ON 4/27/95 IN STOCK OR ON 3/31/95 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING DECEMBER 31.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors, upon recommendation of the Audit Committee, has approved and recommends the appointment of KPMG Peat Marwick LLP, independent accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1998. This appointment was made subject to the approval of the Company's stockholders. KPMG Peat Marwick LLP has been serving the Company in this capacity since 1997. The Company has been advised that no member of KPMG Peat Marwick LLP has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Charles D. Hamm, Jr., appointed as the Company's Sr. Vice President, Chief Financial Officer and Treasurer in November of 1997, was previously a partner with KPMG Peat Marwick LLP.

     Ratification of the appointment of KPMG Peat Marwick LLP as independent accountants shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends a vote FOR the ratification by the stockholders of this appointment.

     A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

               APPROVAL OF SALE OF 500,000 SHARES OF COMMON STOCK
                           TO WESTBURY (BERMUDA) LTD.
                             (ITEM 3 ON PROXY CARD)

     The Board of Directors determined by unanimous written consent on February 2, 1998 that it was in the best interest of the Company to offer for sale (the "Offering"), 3,800,000 shares of newly-issued common stock, $.01 par value per share (the "Common Stock"), of the Company (the "Shares"), and to assist certain Selling Stockholders in offering 1,200,000 shares of Common Stock held by such Selling Stockholders (the "Additional Shares"), pursuant to exemptions from registration under the Securities Act of 1933, as amended. Allen & Company Incorporated acted as the placement agent (the "Placement Agent") for the Offering. In connection with the Offering, the Placement Agent required that Westbury (Bermuda) Ltd., a Bermuda corporation controlled by Mr. Michael G. DeGroote, Chairman, Chief Executive Officer and President of the Company, enter into an agreement to purchase 500,000 of the Shares being offered, subject to stockholder approval. The Company accepted, subject to stockholder approval, a subscription for the purchase of 500,000 Shares by Westbury (Bermuda) Ltd. at a purchase price of $13.25 per Share.

     The Board of Directors recommends a vote FOR the approval by the stockholders of the sale of 500,000 shares of Common Stock to Westbury (Bermuda) Ltd. for a purchase price of $13.25 per Share.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership to the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by the Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file.

     Based solely on its review of copies of such reports received by it, the Company believes that, during the period from January 1, 1997 to December 31, 1997 all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with except as follows: (i) As a result of the grant of stock options to Messrs. Harve A. Ferrill and Richard C. Rochon on December 26, 1996 and to Mr. Hugh P. Lowenstein on March 25, 1997, which grants were subject to shareholder approval which was received on May 6, 1997, such non-employee directors were required to file Forms 4 by June 10, 1997. Forms 5 were filed for these three non-employee directors in February of 1998. (ii) Similarly, Mr. Joseph S. DiMartino and Mr. Charles D. Hamm, Jr. were each required to file a Form 3 reporting their grants of 50,000 stock options on November 21, 1997 and November 24, 1997, respectively, within ten days of becoming a reporting person on such dates. Due to administrative inadvertence such Forms 3 were filed on December 8, 1997. The Company has hired additional corporate staff and purchased a computer software program and expects such steps to reduce significantly the likelihood of such late filings in the future.

                             STOCKHOLDER PROPOSALS

     Any proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy relating to the meeting not later than January 9, 1999. It is suggested that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of the Company (CENTURY BUSINESS SERVICES, INC., 6480 ROCKSIDE WOODS BLVD., SOUTH, SUITE 330, CLEVELAND, OHIO 44131, ATTENTION: CORPORATE SECRETARY). No stockholder proposals were received for inclusion in this Proxy Statement.

                            EXPENSES OF SOLICITATION

     The Company will bear the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Star Bank, N.A. ("Star Bank") has been retained by the Company to assist in the solicitation of proxies. For such services, Star Bank will be paid fees in the aggregate amount of approximately $6,000 plus reimbursement of out-of-pocket expenses. In addition, the Company will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. It is expected that the solicitation of proxies will be primarily by mail, but directors, officers and employees of the Company may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

                                 OTHER MATTERS

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The accompanying form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

                                            By Order of the Board of Directors,

                                            /s/ Barbara A. Rutigliano
                                            Barbara A. Rutigliano, Corporate
                                            Secretary
Cleveland, Ohio
March 26, 1998

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 30, 1998

         The undersigned stockholder of CENTURY BUSINESS SERVICES, INC. (the "Company") hereby appoints Michael G. DeGroote, Gregory J. Skoda and Edward F. Feighan, and any of them, with power of substitution and revocation, to represent and vote all the shares of Common Stock of the Company held of record by the undersigned at the above-stated Annual Meeting, and at any adjournment(s) thereof as specified on the reverse side.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE HEREOF. UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS LISTED ON THE REVERSE SIDE UNLESS SPECIFIED TO THE CONTRARY. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (4). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

         The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated March 26, 1998 for the Annual Meeting of stockholders.

             (Continued and to be signed and dated on reverse side)

                         CENTURY BUSINESS SERVICES, INC.
                  6480 ROCKDSIDE WOODS BLVD., SOUTH, SUITE 330
                             VALLEY VIEW, OHIO 44131


Item 1 - Election of directors.                                                Item 3 -  Approval  of the  sale of  500,000 shares
Rick L. Burdick and Hugh P. Lowenstein                                         of the  Common Stock of the Company to Westbury
                                                                               (Bermuda) Ltd., a corporation controlled by
                                                                               Mr. Michael G. DeGroote; and

To withhold authority to vote for any individual       FOR         WITHHELD              FOR         AGAINST        ABSTAIN
Nominee, write that nominee's name in the              ALL         AS TO ALL
Space provided below.                                                                    / /           / /            / /

--------------------------------------                 / /            / /


Item 2 - Approval of the appointment of KPMG Peat                              Item 4 - Upon such other business as may properly
Marwick LLP as independent accountants for fiscal                              come before said meeting, or any adjournment thereof.
Year 1998;

                  FOR     AGAINST     ABSTAIN                                            FOR         AGAINST        ABSTAIN

                  / /       / /         / /                                              / /           / /            / /



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE.
UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS LISTED ABOVE UNLESS SPECIFIED TO THE CONTRARY. THE PROXIES WILL USE
THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (4). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.


-----------------------------------------------                                ---------------------------------------------------
NAME                                DATE                                       NAME                                        DATE